AMENDED AND

RESTATED

ARTICLES OF INCORPORATION

OF

LANDSTAR, INC.

The undersigned President of LANDSTAR, INC. (the “Corporation” or the “corporation”) does hereby certify that:

l. The Corporation was originally incorporated under the name Landstar, Inc., and the original Articles of Incorporation of the corporation were filed with the Secretary of State of the State of Nevada on May 4, 1998;

2. These Amended and Restated Articles of Incorporation, which shall become effective upon filing and shall amend and restate the original Articles of Incorporation of the Corporation and any subsequent amendment made thereto in their entirety, have been duly adopted by the Board of Directors of this Corporation, and have also been duly adopted by the affirmative vote of stockholders holding at least a majority of the voting power of this Corporation entitled to vote thereon, in accordance with Nevada Revised Statutes Sections 78.390 and 78.403 and the Corporation’s original Articles of Incorporation, and

3. The correct text of the Amended and Restated Articles of Incorporation so approved by the Board of Directors and the stockholders of this Corporation is as follows:

ARTICLE I

This corporation is incorporated pursuant to the laws of the State of Nevada.

ARTICLE II

The name of this corporation is: Landstar, Inc.

ARTICLE III

The duration of this Corporation shall be perpetual.

ARTICLE IV

The Corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under the Nevada Revised Statutes.

ARTICLE V

A. The Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is Eight Billion Eight Hundred Eighty Eight Million (8,888,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Fifty Million (50,000,000) shares, par value $0.001, with One Million (1,000,000) of those shares being the previously approved Series A Convertible Preferred Stock, which will remain in full force and effect after the filing of these Amended and Restated Articles of Incorporation.

B. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional, voting or other rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided in this Article V, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional, voting or other rights and qualifications, limitations and restrictions. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

C. The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Amended and Restated Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this Article V shall apply to or have any effect on any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE VI

The stock of this Corporation shall not be subject to any assessment to pay the debts of the Corporation.

ARTICLE VII

A. The governing body of this Corporation shall be known collectively as the Board of Directors and individually as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the Bylaws of this Corporation, provided that the number of directors shall not be reduced to less than one (1).

B. Names of Initial Directors. Omitted.

C. The holders of shares of Common Stock shall not be permitted to cumulate their votes for the election of directors.

ARTICLE VIII

The directors, without restriction or limitation, shall have all of the powers and authorities expressly conferred upon them by the laws of the State of Nevada, and the Bylaws of the Corporation may confer powers upon the directors in addition to the powers and authorities expressly conferred upon them by the laws of the State of Nevada. In addition and without limitation to the other powers now or hereafter conferred upon the Board of Directors by these Amended and Restated Articles of Incorporation, by the Bylaws of the Corporation, or the laws of the State of Nevada, the Board of Directors may from time to time (a) distribute to the stockholders in partial liquidation, out of the capital surplus of the Corporation, a portion of the corporate assets, in cash or in kind, and the Board of Directors may cause the Corporation to purchase, take, receive, or otherwise acquire its own shares out of the capital surplus of the Corporation, (b) make distributions to stockholders of assets or cash belonging to the Corporation in partial liquidation of the assets of the Corporation, and/or (c) sell or acquire stock or assets of this Corporation without stockholders’ approval; subject, in each case, to any limitations contained in the Nevada Revised Statutes.

ARTICLE IX

A director or officer of the corporation shall not be liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or (b) in the case of directors, the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. If the Nevada Revised Statutes are hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended. Indemnification by the corporation of directors, officers or other agents of the corporation may be authorized by the Bylaws of the corporation or by resolution of the Board of Directors of the corporation, to the fullest extent permitted under Nevada law at the time such indemnification is granted. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such director or officer is not entitled to be indemnified by the corporation. Any repeal or modification of this Article IX by the stockholders of the corporation or of the indemnification provisions of the corporation’s Bylaws by the Board of Directors or the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing prior to the date when such repeal or modification becomes effective.

ARTICLE X

The Corporation reserves the right to amend, alter, change, or repeal any provisions contained herein, or to add any provision hereto, from time to time, and in any manner now or hereafter prescribed or permitted by the Nevada Revised Statutes, and all rights and powers conferred upon directors and stockholders hereby are granted, subject to this reservation.

ARTICLE XI

The Bylaws of the Corporation shall be adopted by the Board of Directors. Subject to the Bylaws, if any, adopted by the stockholders of the Corporation, the power to amend, alter, change, or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors of the Corporation.

ARTICLE XII

The Corporation’s Registered Agent for Service of Process is a Commercial Registered Agent by the name of Registered Agent Solutions, Inc.

4. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of these Amended and Restated Articles of Incorporation is: 15,000,000,000 votes (78.8%).

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CONSENT

The number of shares of the corporation outstanding and entitled to vote on these Amended and Restated Articles of Incorporation is 1,000,000 shares of Series A Convertible Preferred Stock (representing 15,000,000,000 votes, or 78.8% of the outstanding votes of the Corporation), and these Amended and Restated Articles of Incorporation have been consented to and approved by stockholders holding at least a majority of such shares.

IN WITNESS WHEREOF, the Corporation has caused the undersigned, President of the Corporation, to execute, file and record these Amended and Restated Articles of Incorporation.

/s/ Jason Remillard
Jason Remillard, President
Dated: April 30, 2018